EXHIBIT 10.8

                                November 1, 1996


Allen & Company Incorporated
711 Fifth Avenue
New York, New York  10022

Attn:    Mr. Richard Fields
         Managing Director

                                    Re:     Warrant Extension

Dear Mr. Fields:

         We refer to the Warrant Certificate dated as of August 2, 1991, as amended (the "Warrant Certificate"), issued to Allen & Company Incorporated ("Allen") entitling the holder thereof to purchase 300,000 shares of Common Stock, par value $.01 per share (subject to adjustment as provided therein), of Omnipoint Corporation (formerly, Omnipoint Data Company, Inc.) (the "Company"). All capitalized terms not specifically defined therein shall have the meaning ascribed to such terms in the Warrant Certificate.

         Allen and the Company hereby agree that the Warrant Certificate shall be further amended as follows, effective in all respects as of August 2, 1996:

         1. The clause "August 2, 1996" appearing in Section 2.2 of the Warrant Certificate is amended to read "August 2, 2001," thereby extending for five years the period during which the Warrants are exercisable.

         2. The cash Purchase Price established in Section 1, and adjusted pursuant to Section 6, of the Warrant Certificate shall be increased at an annual rate of 7% on a quarterly basis commencing each quarter following August 2, 1996.

         3.  Section 6.3 of the Warrant Certificate is deleted in its entirety.


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         4. Allen  agrees not to sell any  portion of the  Warrant  prior to the exercise of such portion. Allen further agrees that whenever it exercises the Warrant, whether in whole or in part, it will not sell the shares of Common Stock issued upon such exercise (the "Underlying Shares") prior to the later of February 2, 1997 or 90 days following such exercise (the "Hold Period"), except that if there shall occur an extraordinary transaction involving the Company or its securities, the effect of which could diminish the value of the Underlying Shares if they were not sold during the Hold Period, the restrictions contained in this sentence shall terminate to permit Allen to sell such Underlying Shares, but only to the extent necessary to prevent such diminution in value. Further, as a condition to any transfer of such shares prior to the expiration of the Hold Period, the transferee shall agree in writing to be bound by the terms of the Warrant Certificate as amended hereby, including the requirements of the Hold Period.

         5. Except as specifically amended hereby, all other terms of the Warrant Certificate shall remain in full force and effect.

         If you are in agreement with the foregoing please indicate by signing in the space provided below.

                                                     Sincerely,
                                                     OMNIPOINT CORPORATION


                                                     By: /s/ Douglas G. Smith
                                                        ---------------------
                                                          Douglas G. Smith
                                                          CEO and President



Agreed and Accepted

ALLEN & COMPANY INCORPORATED



By:  /s/ Richard Fields
     ------------------------
         Richard Fields
         Managing Director